FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-12

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 01/27/20 13:03:16

To: [REDACTED] (WELLS FARGO SECURITI )
Subject: NEW ISSUE CMBS: BANK 2020-BNK25 *PUBLIC PRICING DETAILS*

BANK 2020-BNK25 - PUBLIC NEW ISSUE
**PRICING DETAILS** $1,401.183MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	SPRD	CPN%	YLD%	$PX
A-1	AAAsf/AAA(sf)/AAA(sf)	15.250	30.000%	2.63	IS+ 40	1.8840	1.863	99.9983
A-2	AAAsf/AAA(sf)/AAA(sf)	8.461	30.000%	4.92	IS+ 67	2.7590	2.104	102.9974
A-3	AAAsf/AAA(sf)/AAA(sf)	61.183	30.000%	6.85	IS+ 76	2.3910	2.230	100.9951
A-SB	AAAsf/AAA(sf)/AAA(sf)	22.612	30.000%	7.25	IS+ 68	2.6130	2.159	102.9997
A-4	AAAsf/AAA(sf)/AAA(sf)	417.000	30.000%	9.75	IS+ 74	2.3990	2.286	100.9920
A-5	AAAsf/AAA(sf)/AAA(sf)	562.284	30.000%	9.86	IS+ 76	2.6490	2.309	102.9943
A-S	AAAsf/AAA(sf)/AAA(sf)	194.070	17.500%	9.92	IS+ 95	2.8410	2.500	102.9953
B	AA-sf/AA-(sf)/AA(sf)	62.102	13.500%	9.92	IS+115	3.0430	2.700	102.9943
C	A-sf/A-(sf)/A(sf)	58.221	9.750%	9.92	IS+150	3.3536	3.050	102.9936

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	58.221	N/A	N/A	N/A	N/A
D	BBBsf/BBB(sf)/NR	36.874	7.375%	9.92	47.7%	14.9%
E	BBB-sf/BBB-(sf)/NR	21.347	6.000%	9.92	48.4%	14.7%

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	81.713	N/A	9.60	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,634,271,868
NUMBER OF LOANS:	77
NUMBER OF PROPERTIES:	97
WA CUT-OFF LTV:	51.5%
WA BALLOON LTV:	50.5%
WA U/W NCF DSCR:	3.56x
WA U/W NOI DEBT YIELD:	13.8%
WA MORTGAGE RATE:	3.433%
TOP TEN LOANS %:	48.3%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	374
WA SEASONING (MOS):	2

LOAN SELLERS:	MSMCH(33.8%), BANA(31.8%), WFB(27.6%), NCB(6.7%)

TOP 3 PROPERTY TYPES:	OFFICE(38.7%), MULTIFAMILY(20.9%), HOSPITALITY(17.8%)

TOP 5 STATES:	NY(33.5%), CA(17.8%), NV(7.1%), TX(6.5%), NJ(5.0%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	KEYBANK NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	ELLINGTON MANAGEMENT GROUP, LLC

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	FEBRUARY 13, 2020

THIRD PARTY PASSWORDS:

NAME PW

BBG/Trepp BANK 2020-BN25 BNK25

Intex BNK20B25 1f5tjie1hhn0m8r27ok0z

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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